Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of November 13, 2009, between Aon Corporation, a Delaware corporation (the “Company”), and Gregory C. Case (the “Executive”).

WHEREAS, on April 4, 2005 the Company entered into an employment agreement with Executive whereby Executive is employed as President and Chief Executive Officer of the Company (the “2005 Agreement”); and

WHEREAS, the parties desire to make certain changes to the 2005 Agreement, including to extend the Employment Period, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             Employment.  The Company will continue to employ the Executive, and the Executive will continue to be employed, upon the terms and subject to the conditions contained in this Agreement.  The extended term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective as of November 13, 2009 (the “Effective Date”) and shall end on April 3, 2015, unless earlier terminated pursuant to Section 4 hereof.

2.             Position and Duties; Responsibilities; Board Service.  (a)  Position and Duties.  The Company shall continue to employ the Executive during the Employment Period as its President and Chief Executive Officer.  During the Employment Period, the Executive shall continue to perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Company (the “Board”), may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Sections 7, 8 or 9 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

(b)  Responsibilities.  Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall continue to have the authority and responsibility for the management, operation and overall conduct of the business of the Company.  The Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.  The Executive shall continue to report to the Board.

(c)  Board Service.  Effective April 4, 2005,  the Executive was appointed as a member of the Board, and he was duly elected as a member of the Board at the Company’s annual meeting of stockholders on May 20, 2005.  Provided that the Executive’s employment with the Company has not previously been terminated, the Executive will be nominated for reelection as a member of the Board at the Company’s 2010 annual meeting of shareholders and at each subsequent annual meeting of shareholders during the Employment Period.  If so re-elected, the Executive agrees that he will serve as a member of the Board.

3.             Compensation.  (a)  Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $1,500,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule, and shall be subject to adjustment at the discretion of the Board.

(b)  Annual Bonus.  During the Employment Period, the Executive shall participate in one or more annual incentive bonus plans (collectively, the “Senior Executive Plan”).  Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Plan as in effect from time to time; provided, however, that (i) the Executive’s target annual incentive bonus for calendar year 2009 and subsequent years shall not be less than 200% of the Executive’s Base Salary as in effect at the end of the fiscal year to which such annual incentive bonus relates (the “Bonus Year”), (ii) the Executive shall be eligible to earn an annual incentive bonus of up to 300% of the Executive’s target annual incentive bonus as in effect at the end of the Bonus Year, (iii) the annual incentive bonuses earned hereunder will be subject to payment pursuant to and in accordance with the provisions of the Aon Incentive Stock Program, a sub-plan of the stockholder-approved 2001 Aon Stock Incentive Plan (the “Stock Plan”), payable currently in a combination of cash and restricted stock units of Aon Corporation common stock.    The portion of the annual incentive bonus paid in cash shall be paid following the end of the calendar year for which the bonus is awarded and no later than two and one-half months after the end of the calendar year for which awarded.

(c)  Equity-Based Awards.  Subject to the approval of the Board on or before March 31, 2010, the Executive shall receive an additional award pursuant to the Company’s Leadership Performance Program, a sub-plan of the Stock Plan, for the performance period beginning January 1, 2010 and ending December 31, 2012.  Such additional award shall have a grant date target value of $10 million.  It is intended that such award value will reflect the Executive’s exceptional performance to date and his commitment to the extended Employment Period set forth herein.  The $10 million value will be in addition to the value to be otherwise granted pursuant to the Company’s regular annual long-term incentive award process, and will be earned based on the same performance criteria and weightings as the regular award, which also will be the same for other corporate participants for the performance period.

(d)    Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”); provided that life insurance coverage shall be no less than $5 million.  The Executive also shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company who are domiciled in the United States.  If the Executive’s termination of employment occurs for any reason, other than by the Company for Cause pursuant to Section 4(c), after the Executive has attained at least age 50 and irrespective of the Executive’s years of continuous employment with the Company, the Executive and the Executive’s spouse and dependent children shall be eligible for coverage under the Company’s retiree medical program, as such program may be amended, excluding any amendment of the age and service eligibility requirements, from time to time (the “Retiree Medical Plan”). The Company’s share of the cost of continuation of coverage under any self-insured medical reimbursement program that is subject to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), will be included in the Executive’s taxable income from the Company.

(e)  Expense Reimbursement.  During the Employment Period the Company shall reimburse the Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.  The Company shall pay the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement in an amount not to exceed $25,000.  Payment or reimbursement of expenses described in this Agreement, including in connection with the Executive’s Employee Benefits, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).  Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

4.             Termination.  (a)  Death.  Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)            accrued Base Salary through and including the Executive’s date of death;

(ii)           the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii)          prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the Executive’s date of death;

(iv)          other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company;

(v)           the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(vi)          the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof; and

(vii)         the Executive will be entitled to payment or vesting of any other long-term incentive awards that have been granted to him prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

(b)           Disability.  The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, if relevant, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period; provided, however, if prior to such notice the Executive incurs a “separation from service” within the meaning of Treas. Reg. 1-409A-1(h) as a result of illness, injury, accident or condition, such date shall be the date of the disability termination.  Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)            accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii)           the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii)          prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the effective date of the Executive’s termination of employment;

(iv)          other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company;

(v)           the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(vi)          the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof; and

(vii)         the Executive will be entitled to payment or vesting of any other long-term incentive awards that have been granted to him prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board and reasonably acceptable to the Executive.  The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)                                  Cause.  (i)  The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the “Cause Notice”).  The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.  No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding the Executive) at a meeting at which the Executive is allowed to appear with his legal counsel and (2) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving the Cause Notice.  If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(ii)                                 As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A)          any willful refusal by the Executive to follow lawful directives of the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(B)           the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(C)           any gross negligence or willful misconduct of the Executive resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

(D)          any material breach by the Executive of any one or more of the covenants contained in Section 7, 8 or 9 hereof; or

(E)           any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

(iii)                             The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)                             If the Company terminates the Executive’s employment for Cause, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(v)                               If the Company terminates the Executive’s employment for Cause, the Executive agrees to immediately resign from the Board.

(d)                                Termination Without Cause.  The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c).  Any such termination shall be authorized by the Board.  If the Company terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)                                     the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(ii)                                  the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus will be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment will be paid no later than two and one-half months following the calendar year for which awarded;

(iii)                               other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of his age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits;

(iv)                              the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(v)                                 the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof;

(vi)                              the payment or vesting of any other long-term incentive awards that have been granted to the Executive prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements;

(vii)                           a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(viii)                        so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c) and 8 herein, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in cash installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(b) herein.

(e)                              Voluntary Termination.  Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with the Company for any reason.  If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the

Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(f)                                   Termination for Good Reason.  (i)  Upon 30 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with Good Reason (as hereinafter defined).  If the Executive voluntarily terminates employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A)          the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(B)          the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus will be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment will be paid no later than two and one-half months following the calendar year for which awarded;

(C)          other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of his age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits; provided further that the Company’s share of the cost of continuation of coverage under any self-insured medical reimbursement program that is subject to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), will be included in the Executive’s taxable income from the Company;

(D)          the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(E)           the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof;

(F)           the payment or vesting of any other long-term incentive awards that have been granted to the Executive prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements;

(G)          a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(H)          so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c) and 8 herein, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(b) herein.

(ii)  As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, any one or more of the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A)          the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(B)          any failure by the Company to comply with the provisions of Section 3 hereof;

(C)          any requirement by the Company that the Executive’s principal office be located more than 50 miles outside of the greater Chicago metropolitan area; or

(D)          any other material breach by the Company of this Agreement.

(g)                                Time and Form of Payment.  For purposes of this Agreement, the terms “terminated”, “termination”, “termination of employment”, and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.  The time and form of payment of benefits upon termination of employment described in the preceding provisions of this Section 4 (including expense reimbursements or payment and in-kind benefits) shall be made in accordance with such Section; provided that the lump sum cash payments shall be paid 60 days following the Executive’s termination of employment; and provided further, with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(g) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under the preceding provisions of this Section 4, whichever is applicable, shall be payable at the same time and in the same form as such amounts or benefits would have been paid in accordance with their original payment schedule under such Section.  If the Executive is a “specified employee” under Code Section 409A, the full cost of the continuation or provision of Employee Benefits (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) under Section 4(d) and 4(f) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following Executive’s termination of employment.  For purposes of applying the provisions of Section 409A, each separately identified amount to which the Executive is entitled shall be treated as a separate payment.

5.                                      Change in Control.  Beginning on the Effective Date and extending through the Employment Term, the Executive shall be entitled to Change in Control severance protection pursuant to the Amended and Restated Severance Agreement attached hereto as Exhibit A, which Severance Agreement may not, without the Executive’s consent, be further amended or terminated during the Employment Term.

6.                                      Federal and State Withholding.  The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

7.                                      Noncompetition; Nonsolicitation.  (a)  General.  The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)  Noncompetition.  The Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage or employee benefits brokerage, provided that (i) such services or engagements represent, or are reasonably expected to represent, at least 55% of the business’ annual gross revenue (any such business being defined as a “Major Competitor”) or (ii) irrespective of the revenue threshold set forth in subpart (i), the business is a successor in interest to any of the listed Major Competitors below.  This restriction will apply in any geographic area in which the Company or any of its subsidiaries is then conducting such business.  For the avoidance of doubt, and without limiting the generality of the foregoing prohibition, the following businesses are deemed to be among the Company’s Major Competitors as of the Effective Date:  Marsh & McLennan Companies, Inc.; Willis Group Holdings Limited; Hewitt & Associates; and the resulting entity from the anticipated merger of Towers Perrin and Watson Wyatt, expected to be known as Towers Watson & Co.

(c)  Nonsolicitation.  The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(d)  Exceptions.  Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e)  Reformation.  If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 7.

(f)                                    Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 7 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 7 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

8.                                      Confidentiality.  The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

9.                                      Inventions.  The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries.  The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request.  The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

10.                               Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 7, 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7, 8 or 9 of this Agreement.

11.                               Survival.  Sections 4, 5, 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

12.                               Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 12) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 12), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company, to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Board

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Governance Committee

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: General Counsel

If to the Executive, to the Executive’s home address as shown on the Company’s records.

13.                               Reimbursement of Legal Expenses.  In the event that the Executive is successful, whether in arbitration or litigation, in pursuing any claim or dispute involving the Executive’s employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to such successful claim.  In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys’ fees.  In the event the Executive is successful, whether in arbitration or litigation, the payment or reimbursement of all costs and expenses (including, without limitation, attorneys’ fees) shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment or reimbursement is no longer subject to a “substantial risk of forfeiture” (as such term is described under Code Section 409A); except if the payment or reimbursement of such expenses is a “deferral of compensation” (as such term is described under Code Section 409A), payment or reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing sentence, if the Executive is a “specified employee” under Code Section 409A upon the Executive’s termination of employment, payment or reimbursement of any costs and expenses (including, without limitation, attorneys’ fees) shall not be made until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

14.                               Indemnification.  The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 14 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

15.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that the Sections 3(c) and 3(d)(i) of the 2005 Agreement, in particular the terms and conditions (including, without limitation, the vesting provisions upon the termination of the Executive’s employment) related to certain stock options and restricted stock units described therein, shall remain in full force and effect.

17.                               No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

18.                               Successors and Assigns.  This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

19.                               Headings; Inconsistency.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  In the event of any inconsistency between the terms of this Agreement and any form, award (including the award agreements attached hereto as Exhibits A, B and C), plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

20.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

21.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22.                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

23.                               Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

24.                               Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  In the event provisions of this Agreement do not comply with Code Section 409A, the parties will use reasonable business efforts to amend the Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AON CORPORATION

By:	/s/ Lester B. Knight
Lester B. Knight

Title:	Chairman

EXECUTIVE:

/s/ Greg Case
Gregory C. Case

EXHIBIT A

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the “Agreement”) is entered into as of November 13, 2009 between Aon Corporation, a Delaware corporation, and Gregory C. Case (the “Executive”).

WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement; and

WHEREAS, the parties entered into a Severance Agreement effective as of April 4, 2005 (the “2005 Change in Control Agreement”), providing certain financial protection to the Executive in connection with a change-in-control of the Company, and the parties desire to make certain changes to the 2005 Change in Control Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Cause” means:

(1)                                  a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

(2)                                  Gross misconduct, theft, fraud, breach of trust or any act of dishonesty by the Executive which results in material harm to the Company; or

(3)                                  the commission by the Executive of a felony involving moral turpitude.

(c)                                  “Change in Control” means:

(1)                                  the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)                                  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)                                  the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)                                  the consummation of a plan of complete liquidation or dissolution of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means Aon Corporation, a Delaware corporation.

(f)                                    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(1)                                  a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

(2)                                  a material reduction by the Company in the Executive’s rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3)                                  the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan;

(4)                                  a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment at the time of such Change in Control; or

(5)                                  the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this Agreement, as further described in Section 12(b) of this Agreement.

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in this Section 1(f) shall have occurred and the Executive provides the Company with written notice thereof within 90 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) the Executive resigns during the Termination Period and after the date of delivery of the notice referred to in clause (x) above.

(g)                                 “Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(h)                                 “Termination Date” means the date during the Termination Period on which the Executive’s employment is terminated other than by reason of a Nonqualifying Termination.

(i)                                     “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) the date which is two (2) years following such Change in Control and (2) the Executive’s death; provided, however, that, anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a

Change in Control, then for purposes of this Agreement, “Termination Period” means the period of time commencing upon the date immediately prior to the date of such termination of employment and ending on the earlier to occur of (x) two (2) years following such Change in Control and (y) the Executive’s death.

2.                                       Obligations of the Executive.  The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control.

3.                                       Payments and Benefits Upon Termination of Employment.  If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability following such termination) executes a noncompetition, nonsolicitation and confidentiality agreement and release of claims substantially in the form of Exhibit A hereto (the “Noncompetition Agreement and Release”) within 45 days following the Termination Date, the Company shall provide to the Executive, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Noncompetition Agreement and Release, the payments and benefits described in this Section 3.  The Executive shall forfeit the payments and benefits described in this Section 3 in the event that the Executive fails to execute and deliver the Noncompetition Agreement and Release to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Noncompetition Agreement and Release prior to the date the release of claims contained therein becomes effective.  For purposes of this Agreement, the Executive shall be considered to have a termination of employment with the Company and its subsidiaries on the date the Executive has a “separation from service” as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder with the Company and its subsidiaries.  Any amount paid pursuant to this Section 3 shall be paid in lieu of any other severance payments or benefits, which benefits may, without limitation, include pay in lieu of notice, salary continuation through a contractual notice period or enhanced supplemental pension benefits conferred, in any event as a result of termination of employment, from the Company or any of its subsidiaries which are not payable pursuant to this Agreement, but are payable pursuant to an employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries.

(a)                                  Except as otherwise provided in Sections 5 and 6, and conditioned upon the Executive’s execution of the Noncompetition Agreement and Release without revocation within the time period described in the preceding provisions of this Section 3, the Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) on the 60th day following the later to occur of the Termination Date or the Change in Control:

(1)                                  a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) equal to the sum of (i) the Executive’s full annual base salary from the Company and its affiliated companies through the Termination Date, to the extent not theretofore paid, (ii) the average of the Executive’s annual cash incentive for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2)                                  a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to three (3) times the sum of (i) the Executive’s highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date and (ii) the Executive’s target annual incentive bonus for the fiscal year in which the Termination Date occurs; plus

(3)                                  a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to the amount forfeited by the Executive under any qualified defined contribution plan maintained by the Company or any of its subsidiaries as a result of the Executive’s termination of employment.

(b)                                 The Executive shall become fully (100%) vested in the Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the date of the Executive’s termination of employment (the “Nonqualified Plans”).  The Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan, whichever plan is applicable to the Executive on the date of the Executive’s termination of employment, shall be determined by crediting the Executive with three (3) additional years of age and service credits and, in the case of the Aon Corporation Supplemental Savings Plan, three (3) additional years of Retirement Plan Contributions.  Within 30 days following the Termination Date, the Company shall pay to the Executive a lump sum cash amount equal to the actuarial equivalent of the Executive’s accrued benefits under the Nonqualified Plans, determined as of the Executive’s Termination Date, notwithstanding anything contained in the Nonqualified Plans to the contrary.  Such lump sum cash payment shall be computed in the case of the Aon Corporation Excess Benefit Plan using the same actuarial assumptions then in use for purposes of computing benefits under the plan, provided that the interest rate used in making such computations shall not be greater than the interest rate permitted under section 417(c) of the Code on the date of the Change in Control.

(c)                                  For the period commencing on the Termination Date and ending on the earlier of (i) the date which is three (3) years following the Termination Date and (ii) the date on which the Executive becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 3(c), the Company shall continue the Executive’s medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Executive’s Termination Date, and the Company and the Executive shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date; provided, the Company’s share of the cost of the continuation of coverage under any self-insured medical reimbursement plan that is subject to Section 105(h) of the Code shall be included in the Executive’s taxable income from the Company.  Such continuation of medical and dental coverage shall be in satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).  Payment or reimbursement of expenses incurred by the Executive pursuant to this Section 3(c) shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code.  Additionally, such right to payment or reimbursement, or in-kind benefits to be provided, shall not be subject to liquidation or exchange for another benefit.  If the Executive is a “specified employee” under Section 409A of the Code, the full cost of the continuation or provision of employee benefits described under this Section 3(c) (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Section 409A of the Code) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company or the applicable subsidiary to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

4.                                       Vesting of Equity Awards Upon Termination Date; Exercise Period.  Immediately upon the Executive’s Termination Date, all stock options and other equity awards, if any, granted by the Company to the Executive (or stock options and other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company) that are not otherwise exercisable or vested shall become exercisable and vested in full in accordance with the applicable plan documents and award agreements.  Notwithstanding the foregoing, the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Section 4, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is defined under Section 409A of the Code), may not be accelerated except as otherwise permitted under Section 409A of the Code and the guidance and Treasury regulations issued thereunder.  With respect to any and all outstanding stock options granted by the Company to the Executive, each such option shall remain exercisable following the Executive’s termination of employment until and including the expiration date of the term of the option (as set forth in the written agreement relating to such option).

5.                                       Contingent Reduction of Parachute Payments.  (a) The definitions in subsection (e) of this Section apply to the provisions in subsections (b) through (d) of this Section.

(b)                                 Anything in this Agreement to the contrary notwithstanding, to the extent that any Payments to the Executive would be subject to the Excise Tax, then the Company shall either (i) eliminate all Non-Equity Award Payments, if the Excise Tax would apply despite the elimination of all Non-Equity Award Payments, or (ii) if a reduction in Non-Equity Award

Payments would eliminate the Excise Tax, reduce the amount of Non-Equity Award Payments by the least amount that causes none of the Payments to be subject to the Excise Tax.  If a reduction in the Non-Equity Award Payments is necessary so that the Parachute Value (as defined below) of all Payments equals the Safe Harbor Amount and none of the Non-Equity Award Payments is Nonqualified Deferred Compensation, then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment.  If any Non-Equity Award Payment constitutes Nonqualified Deferred Compensation or the Executive fails to elect an order, then the reduction shall occur in the following order:  (i) reduction in the benefits described in Sections 3(b) and 3(c) hereof (with such reduction being applied to the benefits in the manner having the least economic impact to the Executive and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to the Executive, that is, benefits payable later shall be reduced before benefits payable earlier); and (ii) reduction of cash payments described in Section 3(a) hereof (with such reduction being applied to the payments in reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments).

(c)                                  To the extent that any Equity Award Payments to the Executive would be subject to the Excise Tax after application of sub-section 5(b) above, and if a reduction would provide the Executive with a greater after-tax amount than if a reduction in Equity Award Payments did not occur, then the Company shall reduce the amount of the Equity Award Payments by the least amount that would provide the Executive with such greater after-tax amount.

(d)                                 All determinations required to be made under this Section 5, including whether and when Payments are to be reduced so that Payments are reduced to the Safe Harbor Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If Payments are reduced to the Safe Harbor Amount or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Accounting Firm shall furnish the Executive with a written opinion to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The determination by the Accounting Firm shall be binding upon the Company and the Executive.

(e)                                  The following terms shall have the following meanings for purposes of this Section.

(i)  “Equity Award Payment” means any Payment to the Executive on account of awards of compensation to the Executive in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other forms of award payable in or exercisable with respect to Company stock.

(ii)  “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)  “Nonqualified Deferred Compensation” means any reimbursement, payment or benefit to be paid or provided under this Agreement or otherwise that constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code.

(iv)  “Non-Equity Award Payment” means any payment to the Executive other than an Equity Award Payment.

(v)  “Parachute Value” of a Payment means the present value as of the date of the change of control from purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(vi)  A “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(vii)  The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that an Executive can receive without any Payments being subject to the Excise Tax.

6.                                       Delay of Payments.  Except as otherwise provided in Section 6(b) below, in the event that any payment or distribution or portion of any payment or distribution to be made to the Executive under Section 3(a) of this Agreement cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code, and the Executive is determined to be a “specified employee” (as defined in Section 409A of the Code), and “Change in Control” is as defined for purposes of this Agreement does not satisfy the requirements of a change in control event as described in Section 409A of the Code and the guidance and regulations issued thereunder, or if “Change in Control” does satisfy such requirements under Code Section 409A but the Termination Date is not within two years following the Change in Control in accordance with Treasury Regulation Section 1.409A-3(c)(1), then an amount equal to the aggregate severance payments that would otherwise be payable to the Executive upon an involuntary termination of employment under any other employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries shall be paid to the Executive at the same time and in the same form of payment as such other severance payments would otherwise be paid and the remainder of the payment or distribution, or portion thereof, under Section 3(a) of this Agreement shall be paid in accordance with Section 3(a).

(b)  In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code, or is not otherwise exempt from the provisions of Section 409A of the Code, and the Executive is determined to be a “specified employee” under Section 409A of the Code, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date which is six months and one day following the termination of the Executive’s employment with the Company and its subsidiaries (the “Delay Period”).  Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 6 shall be paid to the Executive or his beneficiaries in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule.

7.                                       Withholding Taxes.  The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8.                                       Disputes; Reimbursement of Expenses; Interest on Late Payments.

(a)                                  If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under “Money Rates” in The Wall Street Journal from time to time plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the “Interest Rate”), such interest to accrue from the date the Company receives the Executive’s written statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 8.

(b)                                 With respect to any and all payments that are required to be made by the Company to the Executive pursuant to this Agreement and that are not made within the time period specified herein, the Company shall pay to the Executive interest on such payments at the Interest Rate.  Such interest shall accrue from the due date of the required payment through the date on which such payment is made to the Executive.

(c)                                  Payment or reimbursement of expenses described in this Section 8 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall the right to payment or reimbursement be subject to liquidation or exchange for another benefit.

9.                                       Operative Event.  No amounts shall be payable hereunder unless and until there is a Change in Control.

10.                                 Termination of Agreement.  (a)  This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 10(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of (1) termination of the Executive’s employment with the Company prior to a Change in Control and (2) the Executive’s death.

(b)  The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 13; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

11.                                 Scope of Agreement; Entire Agreement.  (a)  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, subject to Section 2 hereof, if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.

(b)                                 This Agreement supersedes the Severance Agreement between the parties entered into as of April 4, 2005.  This Agreement constitutes the entire understanding between the parties with respect to the Executive’s severance pay in the event of a termination of the Executive’s employment with the Company in connection with a Change in Control; provided, however, that except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or broad-based compensation program of the Company.

12.                                 Successors; Binding Agreement.

(a)  This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 12(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination during the Termination Period.  For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

13.                                 Notices.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to Executive’s home address as shown on the Company’s records, and if to the Company, to Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60602, 3d Floor, attention General Counsel, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)                                 A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice).  The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

14.                                 Full Settlement; Resolution of Disputes.  (a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, subject to Section 3(c) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)                                 If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, under Sections 3 and 4 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3 and 4 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 14(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

15.                                 Employment with, and Action by, Subsidiaries.  For purposes of this Agreement, employment with the Company or actions taken by the Company with respect to the Executive shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

16.                                 Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

17.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

18.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

19.                                 Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as otherwise permitted under Section 409A of the Code and the guidance and Treasury Regulations issued thereunder.

20.                                 Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Code to the extent applicable thereto.  Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Agreement so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Agreement will comply with Section 409A of the Code or any other provision of federal, state, local or non-United States law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

AON CORPORATION

By:

EXECUTIVE

Gregory C. Case